Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Envoy Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(f)(2)	7,812,500	N/A	$10,781,250	0.00015310	$1,650.61
	Total Offering Amounts					$10,781,250		$1,650.61
	Total Fees Previously Paid							$1,908.54
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the common stock the registrant registers, or $1.38 per share, which was calculated from its audited balance sheet as of December 31, 2024 and after giving effect to the Recapitalization transactions and the Envoy Acquisition Stock Issuance (each as defined in the registration statement). Given that the registrant’s shares of common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c).